Exhibit 5.2

                    [LETTERHEAD OF MACHADO, MEYER, SENDACZ ]

                                                              September 27, 2004

To:

Unibanco - Uniao de Bancos Brasileiros S.A.
Av. Eusebio Matoso, n.(0) 891
Sao Paulo, SP 05423-901

Re: Tevecap S.A.
    US$48,200,00 12 5/8% Senior Notes due 2004
    Exchange Offer

Dear Sirs:

      We have acted as Brazilian counsel for Tevecap S.A. (the "Company"), a corporation organized and existing under the laws of the Federative Republic of Brazil ("Brazil") in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement (the "Registration Statement") on Form F-4 under the Securities Act of 1933, as amended, relating to the proposed issuance, in exchange for US$48,200,000 aggregate principal amount of the Company's 12 5/8% Senior Notes due 2004 (the "Old Notes") of US$48,200,000 aggregate principal amount of the Company's 12 5/8% Senior Notes due 2009 (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an Exchange and Registration Agreement dated September 27, 2004 (the "Exchange and Registration Agreement"). Capitalized terms used herein and not otherwise defined therein have the meanings ascribed thereto in the Exchange and Registration Agreement.

      In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Exchange and Registration Agreement, the indenture dated as of November 26, 1996, as amended and supplemented to date (the "Indenture"), the forms of the Exchange Securities, the Registration Statement, the Articles of Incorporation and the by-laws of the Company.

      In making our examination and in giving the opinions set forth below, we have assumed, without independent verification of any kind, the following:

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(i)   the genuineness of all signatures on all documents we have reviewed;

(ii)  the authenticity of all such documents submitted to us as originals;

(iii) the conformity of the originals of all documents submitted to us as certified or photostatic copies; and

(iv) the due authority of the parties (other than the Company and the Brazilian Guarantors) executing and authenticating such documents.

      The opinions expressed below relate solely to the laws of Brazil as currently in effect and we have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than those of Brazil.

      Based upon the foregoing, we are of the opinion that:

(1) The Company is a sociedade anonima duly organized and validly existing under the laws of Brazil;

(2) All necessary corporate actions have been taken by the Company to authorize the execution and delivery of the Indenture;

(3) The Indenture has been duly executed and delivered by the Company;

(4) All necessary corporate actions have been taken by the Company to authorize the issuance, execution and delivery of the Exchange Notes; and

(5) Any judgment obtained against the Company outside Brazil is enforceable in Brazil, without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court, which will occur if the foreign judgment: (i) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a competent court after proper service of process acceptable under Brazilian law,
(iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, (v) is not contrary to Brazilian national sovereignty, public policy or "good-morals" (as set forth in Brazilian law), and
(vi) is recorded with a Notary Office of Registry of Titles and Documents in Brazil.

      We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related documents filed with the SEC.

                                Very truly yours,


                             /s/ Jose Roberto Opice
                               Jose Roberto Opice
                         Machado, Meyer, Sendacz e Opice
                                A d v o g a d o s